Certificate of Amendment to Articles of Incorporation

for

VISCORP, INC.

Pursuant to the provisions of Delaware’s General Corporate Law, Section 242, the undersigned hereby adopts the following Articles of Amendment for VISCORP, INC. (the “Company”):

1.

Name of the Corporation is VISCORP, INC.

2.

The articles have been amended as follows:

Article 1

       Name of the Corporation is TIANYIN PHARMACEUTICAL CO. , INC.

Article 4

“ The authorized capital is made up of two classes:

(i)

50,000,000 shares of Common Stock of USD.001 par value; and,

(ii)

25,000,000 shares Preferred Stock with $.001 par value per share (“Blank Check Preferred Stock”).*

(iii)

10,000,000 shares of the 25,000,000 Preferred Stock with USD$0.001 par value per share shall be designated as Series A preferred Stock.

*The shares of Preferred Stock may be issued from time to time in one or more series, in any manner permitted by law, as determined from time to time by the Board of Directors, and stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it.  Without limiting the generality of the foregoing, shares in such series shall have such voting powers, powers, full or limited, or no voting powers, and shall have such designations, preferences, and relative, participating optional, or other special rights, and qualifications, limitations, or restrictions thereof, permitted by law, as shall be stated in the resolution or resolutions providing for the issuance of such shares adopted by the Board of Directors pursuant to authority hereby vested in it.  The number of shares of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares thereof then outstanding) by further resolution or resolutions adopted by the Board of Directors pursuant to authority hereby vested in it.

Signatures

President & CEO